Exhibit 99.2

For Immediate Release	Media Contact:	Monique Wise
1-646-333-9056
	Investor Contact:	Shaun Butler
1-212-526-8381

AS PREVIOUSLY ANNOUNCED, LEHMAN BROTHERS
HOLDINGS INC. FILED CHAPTER 11; NO OTHER U.S.
SUBSIDIARY OR AFFILIATE, INCLUDING ITS BROKER-
DEALER AND INVESTMENT MANAGEMENT SUBSIDIARIES,
WAS INCLUDED IN THE FILING

NEW YORK, September 15, 2008 — Lehman Brothers Holdings Inc. (“LBHI”) stated that it has filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.  None of the broker-dealer subsidiaries or other subsidiaries of LBHI was included in the Chapter 11 filing and all of the U.S. registered broker-dealers will continue to operate.

The Board of Directors of LBHI authorized the filing of the Chapter 11 petition in order to protect its assets and maximize value.  In conjunction with the filing, LBHI intends to file a variety of first day motions that will allow it to continue to manage operations in the ordinary course.  Those motions include requests to make wage and salary payments and continue other benefits to its employees.

LBHI is exploring the sale of its broker-dealer operations and, as previously announced, is in advanced discussions with a number of potential purchasers to sell its Investment

Management Division (“IMD”).  LBHI intends to pursue those discussions as well as a number of other strategic alternatives.

Neuberger Berman, LLC will continue to conduct business as usual and will not be subject to the bankruptcy case of its parent, and its portfolio management, research and operating functions remain intact. In addition, fully paid securities of customers of Neuberger Berman are segregated from the assets of Lehman Brothers and are not subject to the claims of Lehman Brothers Holdings’ creditors.

The directors of certain UK companies including Lehman Brothers International (Europe), Lehman Brothers Holdings Plc, Lehman Brothers Limited and LB UK RE Holdings Limited have concluded that in the absence of ongoing financial support from the ultimate parent company, they are or are likely to become unable to pay their debts as they fall due and accordingly have taken steps to place those companies into administration.

Lehman Brothers (ticker symbol: LEH) is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world.  For further information about Lehman Brothers, visit the Firm’s Web site at www.lehman.com.